Exhibit 5.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Cresco Labs Inc. of our report dated April 28, 2020 included in Form 40-F as filed on January 13, 2021, with respect to our audit of the consolidated financial statements of Cresco Labs Inc. and its subsidiaries as of December 31, 2019 and for the year ended December 31, 2019. Our report on the consolidated financial statements refers to a change in the method of accounting related to the adoption of IFRS 16, Leases, effective January 1, 2019.

/s/ MARCUM LLP

Marcum LLP

Chicago, IL

February 26, 2021